Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics, Inc. Reports Results of Annual Meeting of Shareholders

SEATTLE, August 31, 2012- Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) announced today the results from its Annual Meeting of Shareholders (the “Annual Meeting”) held on Friday, August 31, 2012.

At the Annual Meeting, shareholders elected Richard L. Love, Mary O. Mundinger, DrPH, and Jack W. Singer, M.D. to serve on the Company’s Board of Directors until the Company’s 2015 Annual Meeting. Shareholders approved an amendment to the Company’s amended and restated articles of incorporation to increase the total number of authorized shares and authorized shares of common stock and approved an amendment to the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Plan”), to increase the number of shares available for issuance under the Plan. Shareholders also approved the shares issued to S*BIO Pte Ltd. (“S*BIO”) in connection with, or to finance, the acquisition of assets of S*BIO and at the Company’s option, to issue shares of common stock or shares of preferred stock in lieu of cash for up to 50% of the milestone payments pursuant to the asset purchase agreement entered into with S*BIO on April 18, 2012. Shareholders additionally approved the issuance of shares of preferred stock and shares of common stock issuable upon conversion of the preferred stock, warrants and shares of common stock issuable upon the exercise of the warrants, and at the Company’s option, the issuance of shares of common stock in lieu of cash upon exchange of such warrants issued to Socius CG II, Ltd. pursuant to the securities purchase agreement entered into in connection with the offering of Series 15 Convertible Preferred Stock on May 29, 2012. Shareholders ratified the selection of Marcum LLP as the Company’s independent auditors for the year ending December 31, 2012.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include that the Company may not issue shares of common stock or shares of preferred stock in lieu of cash to S*BIO for milestone payments, that the Company may not issue shares of common stock in lieu of cash upon exchange of warrants issued to Socius CG II, Ltd., the risk factors listed or described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media contact:	Investors contact:

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206

Cell Therapeutics, Inc.	Cell Therapeutics, Inc.
Dan Eramian	Ed Bell
T: 206.272.4343	T: 206.272.4345
F: 206.272.4434	E: invest@ctiseattle.com
E: deramian@ctiseattle.com	www.celltherapeutics.com/investors
www.celltherapeutics.com/press_room

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206